AMENDMENT NO. 2 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

    THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE GROUP INCOME FUNDS and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”), amended as of the 25th day of February, 2010 lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Management Fee Schedule (as a
Fund Name	Effective Date	percentage of average daily net assets)
Annual Rate
0.50% on first $500 million
Delaware Core Bond Fund	January 4, 2010	0.475% on next $500 million
0.45% on next $1.5 billion
0.425% on assets in excess of $2.5 billion
0.50% on first $500 million
Delaware Corporate Bond Fund	January 4, 2010	0.475% on next $500 million
0.45% on next $1.5 billion
0.425% on assets in excess of $2.5 billion
0.55% on first $500 million
Delaware Extended Duration Bond Fund	January 28, 2010	0.50% on next $500 million
0.45% on next $1.5 billion
0.40% on assets in excess of $2.5 billion
0.50% on first $500 million
Delaware Diversified Floating Rate Fund	February 25, 2010	0.475% on next $500 million
0.45% on next $1.5 billion
0.425% assets in excess of $2.5 billion
0.65% on first $500 million
Delaware High-Yield Opportunities Fund	January 4, 2010	0.60% on next $500 million
0.55% on next $1.5 billion
0.50% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,		DELAWARE GROUP INCOME FUNDS
A series of Delaware Management Business Trust

By:	David P. O’Connor	By:	Patrick P. Coyne
Name:	David P. O’Connor	Name:	Patrick P. Coyne
Title:	Senior Vice President	Title:	President